UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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Sagent Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FRANK KUNG	1901 N ROSELLE ROAD, STE 700
CHAIRMAN OF THE BOARD	SCHAUMBURG, ILLINOIS 60195

April 29, 2015

Dear Fellow Stockholder:

I am pleased to invite you to our 2015 Annual Meeting of Stockholders. We will hold the Annual Meeting at 8:00 a.m. CDT on Tuesday, June 9, 2015, at The Stonegate Conference & Banquet Centre in Hoffman Estates, Illinois. The Centre will open to stockholders at 7:30 a.m. CDT.

We have prepared the following materials for the meeting:

•	a Notice of Annual Meeting of Stockholders;

•	a Proxy Statement describing the proposals to be voted on at the Annual Meeting; and

•	our Annual Report to stockholders highlighting our 2014 financial and business performance.

On April 29, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials online. We believe electronic delivery will expedite the receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. If you receive a Notice of Internet Availability of Proxy Materials by mail you will not receive a paper copy of the materials, unless you specifically request one. The Notice of Internet Availability of Proxy Materials contains instructions on how you may request a paper copy of the materials. If you receive a paper copy of the materials, it will include a proxy card.

Whether or not you plan to attend the Annual Meeting, I encourage you to vote promptly. You may vote via the Internet or by calling a toll-free number, in accordance with the instructions set forth in the Notice of Internet Availability of Proxy Materials. If you receive the proxy card or voting instruction form by mail, you may also vote by signing, dating and mailing your properly executed proxy card or voting instruction form. The Proxy Statement and the proxy card or voting instruction form include detailed voting instructions. You may also vote in person at the Annual Meeting.

Please register in advance if you would like to attend the Annual Meeting. The Proxy Statement contains the pre-registration instructions. Attendance at the Annual Meeting will be limited to stockholders. You will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 9, 2015

Sagent Pharmaceuticals, Inc.’s Proxy Statement and Annual Report on Form 10-K

are available on our Web site at www.sagentpharma.com

SAGENT PHARMACEUTICALS, INC.

1901 N. Roselle Road, Suite 700

Schaumburg, Illinois 60195

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	8:00 a.m. CDT on Tuesday, June 9, 2015.

PLACE:	The Stonegate Conference and Banquet Centre
2401 West Higgins Road Hoffman Estates, Illinois 60169

ITEMS OF BUSINESS:	(1) To elect as Class I and Class III directors the nominees named in the Proxy Statement;

(2) To ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

(3) An advisory vote to approve the compensation of the named executive officers; and

(4) To transact any other business properly presented at the meeting or any adjournment thereof.

BOARD RECOMMENDATION:	The Board of Directors recommends that stockholders vote for Items 1, 2 and 3.

WHO MAY VOTE:	Stockholders of record at the close of business on April 15, 2015.

DATE OF DISTRIBUTION:	We mailed our Notice of Internet Availability of Proxy Materials on or about April 29, 2015. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2014, our letter to stockholders and the proxy card on or about April 29, 2015.

MATERIALS AVAILABLE ON OUR WEB SITE:	This Notice of Meeting, the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2014 and our letter to stockholders are available on our Web site at www.sagentpharma.com.

By order of the Board of Directors,

Michael Logerfo

President, Chief Legal Officer and

Corporate Secretary

April 29, 2015

References herein to “we,” “us,” “our,” “the Company,” “Sagent” and “Sagent Pharmaceuticals” are to Sagent Pharmaceuticals, Inc. and its consolidated subsidiaries.

GENERAL INFORMATION

Why has this proxy statement been made available?

Our Board of Directors (the “Board”) is soliciting proxies for use at our annual meeting of stockholders (“Annual Meeting”) to be held on June 9, 2015, and any adjournments or postponements of the meeting. The meeting will be held at the Stonegate Conference and Banquet Centre, 2401 West Higgins Road, Hoffman Estates, Illinois and will begin at 8:00 a.m. CDT. In order to solicit your proxy, we have made the notice of 2015 Annual Meeting, proxy statement, proxy card and Annual Report available to stockholders on the Internet, by e-mail, or by mail on or around April 29, 2015. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What will be voted on at the 2015 Annual Meeting?

Stockholders will vote on the following matters:

•	Elect the nominees named in the Proxy Statement as Class I and III directors, as applicable;

•	To ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	An advisory vote to approve the compensation of the named executive officers.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners instead of paper copies of the proxy materials. All stockholders will have the ability to access the proxy materials referred to in the Notice or to request a printed set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. We elected to use electronic notice and access for our proxy materials because we believe it will expedite your receipt of the materials, reduce our printing and mailing costs, and reduce the environmental impact of our 2015 Annual Meeting.

Who may vote at the meeting?

The Board has set a record date of April 15, 2015 (the “record date”), meaning that stockholders of record at the close of business on that date may vote at the meeting, or at adjournments or postponements of the meeting.

How many votes do I have?

You have one vote for each share of common stock you hold.

What constitutes a quorum?

The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. On April 15, 2015, there were 32,086,984 shares of common stock issued and outstanding.

Shares of common stock represented by a properly completed proxy will be counted as present at the meeting for purposes of determining a quorum, even if the proxy indicates that the stockholder is abstaining from voting. Your shares will be counted for purposes of determining a quorum if you are present and vote in person at the meeting, or if you vote on the Internet, by telephone, or by properly submitting a proxy card or voting instruction form by mail.

What vote is required to approve each matter?

Election of Directors. Should the nominees for Class I and Class III director receive a plurality of the votes of shares present or represented by proxy at the meeting and entitled to vote in the election of directors, the nominees will be elected as Class I and Class III directors, as applicable. The nominees, if elected, will serve for a one-year term and until their successors are elected and qualified, subject to earlier resignation, removal or death. Commencing with the 2016 Annual Meeting, our Board will no longer be classified.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for approval of this item. This proposal is advisory in nature, which means that the vote is not binding upon the Company, but the opinions expressed by stockholders on this matter will be taken into consideration.

Approval of the Say on Pay Vote. The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for approval of this item. This proposal is advisory in nature, which means that the vote is not binding upon the Company. The opinions expressed by stockholders on this matter will be taken into consideration when making future executive compensation decisions.

How do I vote by proxy?

If you are a stockholder of record, you have a choice of granting a proxy over the Internet, granting a proxy by telephone using a toll-free telephone number, voting in person by attending the 2015 Annual Meeting, or voting by requesting and completing a proxy card and mailing it in a postage-paid envelope. To grant a proxy over the Internet or by telephone, follow the instructions provided on your proxy card or with the Notice. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on June 8, 2015. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other nominee.

A proxy is another person you authorize to vote on your behalf. The proxies will vote your shares on each matter as you direct. If you properly complete a proxy and do not indicate how your shares are to be voted on a matter, your proxy will be voted for the election of the nominees named herein as Class I and Class III directors, the ratification of Ernst & Young LLP as the firm of independent registered public accountants to serve as our auditors for 2015 and approval of the advisory vote on the compensation of our named executive officers. Other matters that properly come before the meeting will be voted upon by the proxies in accordance with their best judgment. Our corporate secretary has not received timely and proper notice from stockholders on any other matter to be presented at the meeting.

How do I vote if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, you may instruct that person to vote your shares by following instructions that such person gives you. Most brokers allow voting instructions to be given by mail, by telephone and over the Internet.

What is a broker non-vote and how does it affect the voting requirements?

If your shares are held in “street name” by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give instructions, one of two things can happen. On matters on which the broker is prohibited from exercising voting authority (“non-routine” matters) your shares will not be voted, which is called a “broker non-vote”. On matters on which the broker is permitted to exercise voting authority (“routine” matters), the broker will vote your shares in its discretion. We believe that the brokers may exercise voting authority on Proposal 2 (the ratification of the independent registered public accounting firm), but may not exercise voting authority on any other items up for vote at the 2015 Annual Meeting. Brokers do not have the ability to cast votes for the election of directors or the advisory vote on executive compensation unless they have received voting instructions from the beneficial owner of the shares with respect to those proposals.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy in advance, even if you plan to attend the meeting. Attendance at the 2015 Annual Meeting is limited to stockholders as of the record date or their duly appointed proxies. If your shares are registered in your name, the Notice serves as your admission ticket and you must present the Notice at the meeting. If your shares are held by a broker, bank or nominee, you must bring to the meeting a brokerage statement showing ownership as of the record date. Directions to the meeting are included in the proxy card. Stockholders will be admitted to the meeting location beginning at 7:30 a.m. CDT.

Can I revoke a proxy?

Yes. You can revoke your proxy by:

•	giving written notice to our Corporate Secretary;

•	delivering a later-dated proxy or resubmitting your proxy by telephone or over the Internet; or

•	voting in person at the 2015 Annual Meeting.

If I submit a proxy, will my vote be kept confidential?

Our policy is that all proxies, ballots, and voting tabulations that can reveal how a particular stockholder has voted be kept confidential and not be disclosed, except:

•	where disclosure may be required by law or regulation;

•	where disclosure may be necessary in order for us to assert or defend claims;

•	where a stockholder expressly requests disclosure;

•	to allow the inspectors of election to certify the results of a vote; or

•	in other limited circumstances, such as a contested election or a proxy solicitation not approved and recommended by the Board.

Who will be tabulating and certifying votes at the meeting?

We have engaged Broadridge Investor Communication Solutions (“Broadridge”) to serve as the tabulator of votes and a representative of Broadridge to serve as inspector of election and to certify the votes.

Who will pay the costs and expenses for this proxy solicitation?

We will pay all costs of soliciting proxies, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, Internet and facsimile, all without extra compensation.

What is “householding” and how does it work?

We have adopted “householding,” a procedure approved by the SEC under which multiple stockholders of Sagent Pharmaceuticals stock who reside at the same address will receive a single copy of the Notice, or a single set of annual report and other proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees. If you reside at the same address as another stockholder of Sagent Pharmaceuticals stock and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: Sagent Pharmaceuticals Investor Relations, 1901 North Roselle Road, Schaumburg, Illinois, 60195, 847-908-1600. Upon your request, we will promptly deliver a separate copy to you. The proxy statement and our 2015 Annual Report are also available at investor.sagentpharma.com/sec.cfm and investor.sagentpharma.com/annuals.cfm, respectively. If you participate in householding and you wish to receive a separate Notice or 2015 Annual Report and other proxy materials, you may also contact Broadridge at any time, either by calling toll free 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholders who share the same address and currently receive multiple copies of the Notice, or the annual report and other proxy materials, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or Sagent Pharmaceuticals Investor Relations or Broadridge at the contact information listed above, to request information about householding.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently consists of seven directors and is divided into three classes: three Class I seats, two Class II seats and two Class III seats. In June 2014, our stockholders approved an amendment to our certificate of incorporation to declassify our Board and provide for the annual election of all directors commencing with the 2016 Annual Meeting.

The current terms of the existing Class I and Class III directors expire at the 2015 Annual Meeting. The current term of the existing Class II directors expires at the 2016 Annual Meeting. Commencing with the 2016 Annual Meeting, our Board will no longer be classified.

Upon the recommendation of its Corporate Governance and Nominating Committee, the Board has nominated Michael Fekete and Shlomo Yanai to be elected as Class I directors to hold office until the 2016 Annual Meeting and Robert Flanagan to be elected as Class III director to hold office until the 2016 Annual Meeting. Currently, Messrs. Fekete and Yanai serve as Class I directors, and Mr. Flanagan serves as a Class III director. No nominations for directors were received from stockholders and no other candidates are eligible for election.

If elected, the nominees will serve until the expiration of their terms and their successors are elected and qualified or until their earlier resignation, removal or death. The nominees are willing to serve if elected, and the Board has no reason to believe that the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the Board, unless the stockholder has directed otherwise.

The Board unanimously recommends that the stockholders vote FOR the election of Michael Fekete and Shlomo Yanai to the Board as Class I directors, and Robert Flanagan to the Board as Class III director.

OUR BOARD OF DIRECTORS

Nominees for Election as Class I Directors at the 2015 Annual Meeting

Michael Fekete, 50, has served as a member of our board of directors since July 2013. Mr. Fekete has served as an independent corporate advisor specializing in capital markets, mergers and acquisitions and general corporate strategy since 2009. From 2005 through 2009, Mr. Fekete served as the Managing Director, Head of West Coast Healthcare Investment Banking for Wells Fargo / Wachovia Securities. Prior to that, Mr. Fekete worked in investment banking at CIBC World Markets, Oppenheimer & Co., Inc., and L.F. Rothschild & Co., Inc. Mr. Fekete is a director of DFB Pharmaceuticals, a privately held specialty pharmaceutical company, and of Symetis SA, a privately held company developing minimally invasive heart valve replacement therapies for patients suffering from heart valve diseases. As a result of these and other professional experiences, we believe Mr. Fekete possesses knowledge and experience in finance and capital structure; strategic planning; the evaluation of strategic opportunities; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Mr. Fekete earned a BS in business administration from the Pennsylvania State University.

Shlomo Yanai, 63, has served as a member of our Board since April 2015. Mr. Yanai served as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. from 2007 until 2012. Prior to joining Teva, Mr. Yanai was President and Chief Executive Officer of Makhseshim Agan Industries from 2003 through 2006. Mr. Yanai began his career with the Israel Defense Forces, where he retired with the rank of Major General. Mr. Yanai is currently the Chairman of the Board of the Cambrex Corporation, Chairman of the Board of Protalix Biotherapeutics, Vice Chairman of the Rothschild Caesarea Foundation and a Board member at Lumenis and Quinpario Acquisition Corp. 2. As a result of these and other professional experiences, we believe Mr. Yanai possesses knowledge and experience in generic pharmaceutical manufacturing and development, strategic planning and leadership of complex organizations; board governance; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Mr. Yanai is a graduate of the Harvard Business School’s AMP program, holds a Master’s degree (MPA) from the George Washington University in National Resource Administration. His B.A. cum laude is in Political Science and Economics from Tel Aviv University and he is a graduate of the U.S. National Defense University- War College.

Nominee for Election as Class III Director at the 2015 Annual Meeting

Robert Flanagan, 59, has served as a member of our Board since May 2009, and as our lead director since April 2012. Mr. Flanagan has held the position of Executive Vice President of Clark Enterprises, Inc. since 1989, overseeing the acquisition, management and development of new investment opportunities. Prior to that, Mr. Flanagan served as the treasurer, secretary and a member of the board of directors of Baltimore Orioles, Inc. Mr. Flanagan has also served on the board of directors of Martek Biosciences Corporation, where he served as Chairman, and Castle Brands, Inc. and is a Certified Public Accountant licensed in Washington, D.C. As a result of these and other professional experiences, we believe Mr. Flanagan possesses knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; board governance; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Mr. Flanagan received a BS in Business Administration from Georgetown University and an MST from the American University School of Business.

Class II Directors Whose Term Expires in 2016

Mary Taylor Behrens, 54, has served as a member of our Board since November 2010. Ms. Behrens has been engaged in private consulting since February 2003 and has held the position of President of Newfane Advisors, Inc., a consulting firm, since November 2004. Prior to that, from February 2001 until January 2003, Ms. Behrens served as Head or Co-Head of Merrill Lynch Investment Managers, Americas Region. From February 1998 until January 2001, Ms. Behrens was a Senior Vice President of Merrill Lynch & Co., serving as Head of Human Resources and a member of its Executive Committee. Ms. Behrens served as a member of the board of directors of Manor Care, Inc. from November 2004 until it went private in December 2007. As a result of these and other professional experiences, we believe Ms. Behrens possesses knowledge and experience in executive compensation, human resources, strategic planning, succession planning and leadership of complex organizations, and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Ms. Behrens holds a BA in Government from Georgetown University.

Anthony Krizman, 58, has served as a member of our Board since July 2010. Mr. Krizman has served as the Chairman of Drake House Capital LLC, a private investment firm, since July 2012. Prior to that, Mr. Krizman held the position of Assurance Partner at PricewaterhouseCoopers, LLP (“PwC”) through June 30, 2010, when he retired. In addition, his responsibilities at PwC included Midwest Region Risk Management Leader, PwC Assurance Quality Board Member and Managing Partner, Northwest Ohio Practice. During his 32-year tenure at PwC, Mr. Krizman advised his clients on a substantial number of issues including: preparation for and execution of private placements and initial public offerings, implementation of Sarbanes-Oxley reporting requirements, and due diligence relating to major acquisitions and carve-outs of business units in divestitures. Mr. Krizman has extensive experience in managing annual financial statements and internal control audits, as well as strategic special projects for companies in the healthcare, consumer packaged goods, automotive and service industries. Mr. Krizman is a Certified Public Accountant. As a result of these and other professional experiences, we believe Mr. Krizman possesses knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; risk management; people management; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Mr. Krizman received a BS in Accounting and an MBA from Indiana University.

OUR EXECUTIVE OFFICERS

The following are our executive officers as of April 29, 2015:

Name	Age	Title
Michael Logerfo	50	President, Chief Legal Officer and Corporate Secretary
Jonathon Singer	51	Executive Vice President and Chief Financial Officer
Albert Patterson	71	Executive Vice President, National Accounts and Corporate Development
Lorin Drake	62	Executive Vice President, Sales
Jeffrey Greve	40	Vice President, Controller
Thomas Shea	40	Vice President, Global Alliance Management

Mr. Logerfo has served as our President, Chief Legal Officer and Corporate Secretary since April 2015. Prior to that, Mr. Logerfo served as our Executive Vice President, Chief Legal Officer and Corporate Secretary from March 2012 through April 2015, our Corporate Vice President since March 2007, our Chief Legal Officer since April 2010, and our Secretary since September 2010. From March 2007 to August 2008, Mr. Logerfo served as Chief Operating Officer of our KSCP joint venture. From October 1999 to January 2006, Mr. Logerfo held the positions of President and Chief Executive Officer of Flavine Holding Co. and its affiliates, a privately held group engaged in the development and sale of active pharmaceutical ingredients. Mr. Logerfo also has been a lawyer in private practice. Mr. Logerfo received a BA in Government and a JD from Georgetown University.

Mr. Singer has served as our Chief Financial Officer since September 2011, and was appointed Executive Vice President and Chief Financial Officer in March 2012. Prior to joining our company, from October 2006 to September 2011, Mr. Singer served as Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc. Prior to joining Landauer, Mr. Singer was Vice President of Global Finance, Chief Financial Officer of the Medical Segment, for Teleflex, Inc., which he joined in 2004. Prior to that, Mr. Singer worked for Cardinal Health Inc., R.R. Donnelly & Sons Company and KPMG LLP. Mr. Singer served as a certified public accountant licensed in Ohio, and received a BS in business administration from Miami University in Ohio and an MA in management from Northwestern University’s Kellogg Graduate School of Management.

Mr. Patterson has served as our Executive Vice President, National Accounts and Corporate Development, since August 2012. Mr. Patterson served as our Executive Vice President, Operations, from March 2012 through August 2012, and as our Senior Vice President, Operations from June 2010 through March 2012. Prior to joining our company, from September 2004 to June 2010, Mr. Patterson held the position of Chief Executive Officer of The Bert Patterson Group, a healthcare consulting company focused on the generic pharmaceutical industry. Prior to that, from July 2003 to August 2004, Mr. Patterson held the positions of President and Chief Executive Officer of Excel Rx GSO, a group service organization concentrating on the alternate site healthcare sector. From July 1997 through July 2003, Mr. Patterson held the positions of Vice President of Pharmacy, Vice President of the Contract Center of Excellence and Vice President of Alternate Site Healthcare and Business Development of Premier, Inc., a national healthcare Group Purchasing Organization. From February 1988 through June 1997, Mr. Patterson held the positions of Director of Hospital Pharmacy, Director of the Office of Drug Product Management and internal Pharmacy Benefit Manager of the U.S. Department of Veterans Affairs. Mr. Patterson served as a member of the board of directors of the Ronald McDonald House near Loyola University Medical Center. Mr. Patterson has also served in faculty positions at Illinois, Wisconsin and Purdue Colleges of Pharmacy and as a member of the Dean’s committee at Midwestern University, Chicago College of Pharmacy. Mr. Patterson received a BS in Pharmacy from the University of Illinois College of Pharmacy.

Mr. Drake has served as our Executive Vice President, Sales, since January 2015. Mr. Drake served as our Corporate Vice President, Sales from August 2012 through January 2015, our Corporate Vice President, Sales and Marketing, from March 2012 through August 2012, and as our Vice President, Sales and Marketing from May 2006 through March 2012. Prior to joining our company, from 1998 to May 2006, Mr. Drake held the positions of Senior Director of Sales and Vice President of Sales of American Pharmaceutical Partners. Prior to that Mr. Drake held various sales related positions at Fujisawa USA and Lyphomed. Mr. Drake received a BS in Economics from Manchester College.

Mr. Greve has served as our Vice President, Controller since October 2011. Mr. Greve joined the Company in February 2011 as our Director, External and Technical Reporting. Prior to joining Sagent, Mr. Greve was a Senior Manager in the Assurance practice of PricewaterhouseCoopers LLP, which he initially joined as a Staff Accountant in 1996. Mr. Greve received a BBA with a concentration in accountancy from the University of Notre Dame and is a Certified Public Accountant.

Mr. Shea has served as our Vice President, Global Alliance Management since October 2012. Mr. Shea served as our Vice President, Project and Product Management from October 2011 through October 2012, and as our Senior Director, Project and Product Management from March 2011 through October 2011. Prior to joining Sagent, Mr. Shea was Director of Portfolio Management at American Pharmaceutical Partners, which he initially joined in December 2006. Prior to that, Mr. Shea served in various sales related and business development roles at Fougera Pharmaceuticals, Inc. Mr. Shea received a B.A. in Philosophy from Marquette University and an MBA from the University of Notre Dame.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our corporate governance practices are firmly grounded in our belief that governance best practices are critical to our goal of driving sustained stockholder value.

Code of Conduct; Code of Ethics

We have a Code of Conduct and Business Ethics that applies to all employees and independent directors. The Code of Conduct and Business Ethics reflects our values and contains important rules our employees must follow when conducting business. We believe that the ongoing compliance with the Code of Conduct and Business Ethics by our employees and independent directors enhances not only our culture of honesty and integrity, but also our financial performance and stockholder value.

We also have a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to our Chief Executive Officer, Chief Financial Officer, Vice President, Controller and our Vice President, Finance, Planning and Analysis as well as our independent directors.

Corporate Governance Materials Available on Our Web Site

In the Corporate Governance section of the Investors tab on our Web site at www.sagentpharma.com, stockholders and others can access our corporate governance materials, including our:

•	Certificate of Incorporation,

•	By-Laws,

•	Board committee charters,

•	Code of Conduct and Business Ethics,

•	Code of Ethics, and

•	Insider Trading Policy

We will also disclose in the Corporate Governance section of the Investors tab on our Web site at www.sagentpharma.com any amendments to our Code of Conduct or Code of Ethics and any waiver granted to an executive officer or director under these codes.

The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the U.S. Securities and Exchange Commission (“SEC”).

Communications with the Board

The Board welcomes the submission of any comments or concerns from stockholders and other interested parties. Any stockholder or interested party who wishes to communicate with any individual director or the Board may submit such communication in writing to Sagent Pharmaceuticals, Inc., Attn: Corporate Secretary, 1901 N Roselle Road, Ste 700, Schaumburg, Illinois 60195. Correspondents are requested to mark the envelope “BOARD COMMUNICATION” and indicate the director(s) or group of directors for which the communication is intended. The Corporate Secretary will promptly forward all such communications that he or she determines to be significant to the Board or applicable director(s), and will maintain a record of all such communications that he or she deems not to be significant and report such communications to the Board on a periodic basis, but not less frequently than semi-annually.

Board Leadership Structure

The Board periodically evaluates our leadership structure to determine whether it is in our best interests based on circumstances existing at the time. When determining the leadership structure that will allow the Board to most effectively carry out its responsibilities and best represent our stockholders’ interests, the Board considers various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.

Over the past several years, our Board leadership structure has consisted of:

•	a combined Chairman and Chief Executive Officer,

•	a Lead Director,

•	qualified independent directors,

•	independent Board committees, and

•	governance practices that promote independent leadership and oversight.

During this time period, the Board determined that having one individual serve as both Chief Executive Officer and Chairman benefited Sagent Pharmaceuticals and our stockholders by allowing one person to speak on behalf of the company to our stockholders, employees, business partners and consumers. The Chief Executive Officer has generally been in the best position to inform our independent directors about our operations and issues important to Sagent Pharmaceuticals. Combining these roles has helped to ensure proper alignment of our business and strategic plans and has allowed timely communication between management and the Board on critical business matters given the complexity of our business.

Jeffrey Yordon served as our Chief Executive Officer and Chairman since founding the Company in 2006 until his retirement in March 2015. During his tenure as Chief Executive Officer and Chairman, the Board believed that continuing the leadership structure described above best met our needs, as it provided an effective balance of strong leadership and independent oversight. It also provided Sagent Pharmaceuticals with consistent leadership, allowing the Board to focus on achieving our long-term business goals. Mr. Yordon’s first-hand knowledge of operations and strategic plans as Chief Executive Officer and his extensive knowledge of the generic pharmaceuticals industry, facilitated the Board’s decision-making process because he previously chaired the Board meetings where the Board discussed strategic and business matters.

Because the Board believes that independent Board leadership is important, it established the role of Lead Director for times, such as the past several years, when one individual serves as Chairman and Chief Executive Officer. The Lead Director is an independent director who serves as the principal liaison between the Chairman and the other independent directors and has similar responsibilities to those of the Chairman. The Board created the Lead Director position to increase the Board’s effectiveness and promote open communication among independent directors. The Lead Director works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs.

The Board has determined that the Lead Director shall:

•

in consultation with the independent directors, coordinate with the Chairman as to an appropriate schedule of Board meetings and review and provide the Chairman with input regarding the agendas for each Board meeting;

•	preside at all meetings at which the Chairman is not present including executive sessions of the independent directors and apprise the Chairman of the issues considered;

•	be available for consultation and direct communication with the Company’s stockholders;

•	call meetings of the independent directors when necessary and appropriate; and

•	perform such other duties as the Board may from time to time designate.

Our current Lead Director is Robert Flanagan, whom the Board appointed to that position in 2012. The Board believes that Mr. Flanagan is an effective Lead Director due to his independence, his leadership and the operating experience gained in his roles at Clark Enterprises, Inc. and first as a director, and then Chairman of the Board of, Martek Biosciences Corporation.

We have adopted multiple other practices that ensure full involvement by independent directors in the decision-making process to further enhance the Board’s independent leadership and oversight:

•	Independent Directors. It has been the Board’s practice that the Chairman and Chief Executive Officer should be the only member of management to serve as a director.

•	Independent Committees. The Board determined that all Board committees should consist entirely of independent directors, consistent with applicable NASDAQ listing requirements.

•

Executive Sessions. At each Board meeting, our independent directors meet without the Chief Executive Officer or other members of management present to discuss issues important to Sagent Pharmaceuticals, including matters concerning management.

•	Special Meetings. Our By-Laws allow the Lead Director, in addition to the Chairman, to call special meetings of the Board.

•

Annual CEO Evaluation. The Compensation Committee annually evaluates the Chief Executive Officer’s performance. Additionally, the Corporate Governance and Nominating Committee has historically reviewed the Chief Executive Officer’s performance and suitability as Chairman when determining whether to nominate him for re-election.

•

Board Determination of Leadership Structure. The Board retains flexibility to change our leadership structure if it believes doing so would provide more effective independent oversight and is in Sagent Pharmaceuticals’ and our stockholders’ best interests.

Our governance practices and director nomination process ensure that skilled and experienced independent directors continue to provide independent leadership to the Board while fulfilling their responsibilities. As a result, the Board effectively carries out its monitoring and oversight roles by acting as a unified whole, exhibiting strong leadership and independent oversight and making informed, independent decisions on behalf of our stockholders.

Following the retirement of Mr. Yordon in March 2015, the Board appointed Frank Kung as Chairman. In addition, the Board determined that Mr. Flanagan should continue to serve as the Lead Director. The Board is currently conducting a search for a new, permanent Chief Executive Officer. Following the selection and hiring of a new Chief Executive Officer, the Board will determine the appropriate future board leadership structure based on the circumstances existing at that time.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. While management is responsible for the day-to-day management and mitigation of risk, our Board is actively involved in the oversight of risks inherent in the operation of the Company’s business and the implementation of our strategic plan. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. This oversight role is performed periodically throughout the year as part of the consideration of the strategic direction of the Company. In many cases, primary responsibility for overseeing risk assessment and management is delegated by the Board to the Audit Committee, although the Board retains ultimate responsibility for risk oversight; however, the primary responsibility for oversight of certain risks, including risks associated with the performance of our partners and product safety, is maintained by our Board.

Our Audit Committee (a) reviews with management the Company’s significant risk exposures and policies regarding the assessment and management of risk, (b) serves as an independent and objective body to monitor the

Company’s financial reporting process and internal control systems, and (c) assists our Board in oversight of the Company’s compliance with legal and regulatory requirements. Each of the other committees of our Board also oversees the management of Company risks that fall within the committee’s areas of responsibility. The Corporate Governance and Nominating Committee oversees risks related to the Company’s succession planning, governance structure and processes and the structure of the Board and its committees to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the design of the Company’s compensation program and arrangements for the Company’s named executive officers, as further described in “Compensation Committee Matters – Analysis of Risk in the Compensation Architecture” below.

We believe the division of risk oversight responsibility between the Board and the Committees, with management maintaining day-to-day functional responsibility for risk management and mitigation, is an effective approach for managing the risks to our business.

Director Independence

Our By-Laws require that at least 75% of the directors on our Board meet the NASDAQ’s listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that such person has no relationship that would interfere with the exercise of independent judgment by such person in carrying out the responsibilities of a director of Sagent Pharmaceuticals.

The Board determined that, under the NASDAQ listing standards, the following director nominees and continuing directors are independent: Mary Taylor Behrens, Michael Fekete, Robert Flanagan Anthony Krizman, and Shlomo Yanai. Frank Kung was also determined to be independent under the NASDAQ listing standards. As part of its determination of the independence of Dr. Kung, the Board considered the fact that, since May 2011, investment funds affiliated with Vivo Capital, LLC, of which Dr. Kung is a managing partner, have had a minority equity ownership interest in Nanjing King-friend Biochemical Pharmaceutical Co. (“NKF”) of approximately 5% in the aggregate, and from May 2011 until March 24, 2012, Dr. Kung was a member of the board of directors of NKF. In October 2008, Sagent and NKF entered into a supply agreement, the initial term of which expires in 2017, pursuant to which NKF is the exclusive supplier of heparin active pharmaceutical ingredient to Sagent, and since Dr. Kung ceased serving on the board of directors of NKF, Sagent has entered into additional commercial relationships with NKF, which were negotiated on an arm’s length basis. Jeffrey Yordon was determined not to be independent because he was an executive officer of Sagent from 2006 until his retirement in March 2015.

Certain Relationships and Transactions with Related Persons

In accordance with its charter, the Audit Committee reviews Sagent Pharmaceuticals’ transactions in which the amount involved exceeds $120,000 during any period of 12 consecutive months and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors and executive officers, stockholders beneficially owning more than 5% of our outstanding common stock and their immediate family members. The Audit Committee approves or ratifies only those related party transactions that it determines are fair and reasonable to Sagent Pharmaceuticals and in our and our stockholders’ best interests. The chair of the Audit Committee reviews and approves or ratifies transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the committee any transaction so approved or ratified. The Audit Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the NASDAQ listing standards); and

•	whether the transaction would violate any provision of our Code of Ethics or Code of Conduct.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

As of the date of this proxy statement, there have not been any transactions that the Audit Committee has determined to be a related person transaction since January 1, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, we assist our directors and executive officers by identifying reportable transactions of which we are aware and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2014, all required filings were timely made in accordance with Exchange Act requirements, except as stated in the succeeding sentence. Late reports were filed on behalf of Albert Patterson related to the gift of 5,200 shares on June 9, 2014 and Michael Fekete related to the vesting of 591 shares of restricted stock units on July 10, 2014. The Forms 4 were promptly filed upon discovery that reports covering the transactions had not been timely filed.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held nine meetings in 2014. All incumbent directors who served as directors in 2014 attended more than 75% of the aggregate number of meetings of the Board and all committees on which they served, and each incumbent director attended the 2014 Annual Meeting.

Committees and Membership

Our Board designates the committee members and chairs based on the Corporate Governance and Nominating Committee’s recommendations. Throughout all of 2014, the Board had three standing committees: Audit, Compensation and Corporate Governance and Nominating, and in August 2014 the Board added a new Strategic Committee. The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All committee charters are available in the Corporate Governance section of the Investor page on our Web site at www.sagentpharma.com. During 2014, the Audit Committee held 11 meetings, the Compensation Committee held six meetings, the Corporate Governance and Nominating Committee held six meetings and the Strategic Committee held two meetings.

During 2014, and to date, committee membership is:

Committee Membership

Name	Audit	Compensation	Corporate Governance and Nominating	Strategic
Mary Taylor Behrens	—	Chair	X	—
Michael Fekete	X	X	—	Chair
Robert Flanagan	X	—	Chair	X
Anthony Krizman	Chair	—	X	—
Frank Kung	—	X	X	X

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE MATTERS

The Board determined that all of the Corporate Governance and Nominating Committee members are independent within the meaning of the NASDAQ listing standards. Under its charter, the Corporate Governance and Nominating Committee’s responsibilities include, among others:

•	Identifying, interviewing, and recommending qualified individuals for Board membership consistent with criteria approved by the Board;

•	annually reviewing and assessing the contribution and evaluating the performance of individual directors, in determining whether to recommend them for reelection to the Board;

•	making recommendations to the Board as to directors’ independence;

•	evaluating periodically and, when appropriate, making recommendations to the Board concerning the size and composition of the Board and its committees;

•	advising the Board on corporate governance matters, including developing and recommending to the Board corporate governance principles; and

•	overseeing the management development and succession planning process for the Chief Executive Officer and his direct reports and, as appropriate, evaluating potential candidates.

The Corporate Governance and Nominating Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Corporate Governance and Nominating Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the committee uses to evaluate a candidate it identifies, and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate.

Under our By-Laws, a stockholder may nominate a candidate for election as director for consideration at an Annual Meeting by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the preceding year’s Annual Meeting. If we change the date of an Annual Meeting by more than 30 days earlier than the date of the previous year’s Annual Meeting or 70 days later than the date of the previous year’s Annual Meeting, then we must receive this written notice no later than 90 days, and no earlier than 120 days, before the date of our Annual Meeting. Accordingly, to be considered at the 2015 Annual Meeting, our Corporate Secretary must receive a stockholder’s notice of nomination on or after February 10, 2016 and on or before March 11, 2016.

AUDIT COMMITTEE MATTERS

The Board established the Audit Committee in accordance with Section 10A(m) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NASDAQ listing standards and Rule 10A-3(b) of the Exchange Act. The Board also determined that all Audit Committee members are financially literate within the meaning of the NASDAQ listing standards and that Anthony Krizman is an “audit committee financial expert” within the meaning of SEC regulations. No Audit Committee member received any payments in 2014 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, retention, compensating and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, our systems of internal control over financial reporting and safeguarding our assets;

•	our outsourced internal audit function, including the annual internal audit plan and all significant reports prepared by the outsourced internal audit function;

•	our compliance with legal and regulatory requirements; and

•	our policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at saph@openboard.info.

Audit Committee Report for the Year Ended December 31, 2014

To our Stockholders:

Management has primary responsibility for Sagent Pharmaceuticals’ financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Sagent Pharmaceuticals Board of Directors is to oversee Sagent Pharmaceuticals’ accounting and financial reporting processes and audits of its financial statements. In the performance of these duties, we perform the following procedures:

Periodically, we meet, both independently and collectively, with management, the outsourced internal audit provider and the independent registered public accounting firm, among other things, to:

•	Discuss the quality of Sagent Pharmaceuticals’ accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review the overall scope and plans for the audit by the independent registered public accounting firm;

•	Review the overall scope and plans for internal audit by the outsourced internal audit provider;

•	Review significant findings prepared by the independent registered public accounting firm, together with management’s responses; and

•	Review significant internal audit reports prepared by the outsourced internal audit provider, together with management’s responses.

Prior to Sagent Pharmaceuticals’ filing of its Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC, we also:

•	Reviewed and discussed the audited financial statements and report on internal control over financial reporting with management and the independent registered public accounting firm;

•	Discussed with the independent registered public accounting firm their evaluation of the accounting principles, practices and judgments applied by management;

•

Discussed any other items the independent registered public accounting firm are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence;

•

Received from the independent registered public accounting firm the written disclosures and the letter describing any relationships with Sagent Pharmaceuticals that may bear on the independent registered public accounting firm’s independence; and

•

Discussed with the independent registered public accounting firm their independence from Sagent Pharmaceuticals, including reviewing non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that could impair their independence, and with Sagent Pharmaceuticals’ and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Sagent Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 16, 2015.

Audit Committee:

Anthony Krizman, Chair

Michael Fekete

Robert Flanagan

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Sagent Pharmaceuticals specifically incorporates it by reference in such filing.

Pre-Approval Policies

Our Audit Committee’s policy, which it reviews annually, is to approve all audit and non-audit services (subject to the de minimis exceptions of Section 10A(i) of the Exchange Act) provided by the independent registered public accounting firm before we engage the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The Audit Committee’s policy also requires management to report on the actual fees charged by the independent registered public accounting firm for each category of service. If pre-approval is needed before a scheduled committee meeting, the Audit Committee delegates pre-approval authority to its chair. The chair must report on such pre-approval decisions at the Audit Committee’s next regular meeting.

During 2014, the Audit Committee pre-approved all audit and non-audit services provided by the independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2013 and 2014 were as follows:

	2014	2013
Audit Fees	$1,760,000	$1,218,000
Audit Related Fees	—	—
Tax Fees	—	32,000
Other Fees	—	—

	$1,760,000	$1,250,000

“Audit Fees” include (a) the audit of our consolidated financial statements, and the audit of our internal control over financial reporting, (b) in 2014, the audit of the unconsolidated Sagent Agila LLC joint venture for inclusion in our Form 10-K, (c) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements), (d) audits of non-US subsidiaries, (e) fees associated with consents included in registration statements and (f) fees associated with our 2013 secondary share offering. Audit Fees in 2014 and 2013 also include $112,000 and $185,000 of fees related to the 2013 and 2012 audits, which were not finalized at the time the 2014 and 2013 Proxy Statements were issued, respectively.

“Tax Fees” include professional services provided in connection with our acquisition of Sagent (China) Pharmaceuticals in 2013.

PROPOSAL 2. RATIFICATION OF THE RETENTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, oversight, retention and termination of our independent registered public accounting firm. The Audit Committee has retained Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for 2015. Ernst & Young LLP has been our independent registered public accounting firm since our founding in 2006. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the retention of Ernst & Young LLP as our independent registered public accounting firm.

The Audit Committee evaluates the performance of the Company’s Independent Auditors, including the senior audit engagement team, each year and determines whether to reengage the current Independent Auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the Independent Auditors’ lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner. Ernst & Young LLP’s lead audit partner was most recently changed for the 2014 audit.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the retention, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to continue to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Furthermore, even if the retention is ratified, the Audit Committee may appoint a different independent auditor at any time during 2015 if, in its discretion, it determines that such a change would be in Sagent Pharmaceuticals’ and our stockholders’ best interests.

We expect that a representative of Ernst & Young LLP will be present at the 2015 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

The Board unanimously recommends a vote FOR the ratification of the retention of Ernst & Young LLP as Sagent Pharmaceuticals’ independent registered public accounting firm for 2015.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists entirely of independent directors who the Board determined to be independent within the meaning of the NASDAQ listing standards. None of the Compensation Committee’s members:

•	is or was an officer or employee of Sagent Pharmaceuticals;

•

is or was a participant in a “related person” transaction in 2014 (for a description of our policy on related person transactions, see “Corporate Governance – Certain Relationships and Transactions with Related Persons” in this Proxy Statement);

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors; or

•	has a relationship with Sagent which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Responsibilities

The Compensation Committee’s responsibilities are set forth in its charter. The Compensation Committee’s responsibilities include, among other duties:

•

reviewing and approving the Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon its evaluation, determining both the elements and amounts of the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of the Company’s named executive officers and other officers subject to Section 16 of the Exchange Act;

•	overseeing the administration and approval of annual incentive compensation and equity awards granted under our equity incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees, including non-executive and executive officers, as they relate to our risk management practices and risk-taking incentives;

•	assessing the appropriateness of, and advising the Board regarding, the compensation of independent directors for service on the Board and its committees; and

•

reviewing and discussing with management public disclosures relating to compensation matters and the issuance of a report on executive compensation in accordance with applicable rules of the SEC for inclusion in the Company’s annual report and proxy statement.

Processes and Procedures

The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Compensation Committee’s primary processes for establishing and overseeing executive compensation. Additional processes and procedures include:

•	Meetings. The Compensation Committee meets several times each year, including six meetings in 2014, to address our compensation programs and policies.

•

Role of Independent Compensation Consultant. The Compensation Committee has retained Compensation Consulting Consortium (“3C”) as its compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and to advise the Compensation Committee regarding the amount and form of executive and director compensation. The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive and consistent with our objectives. The consultant is engaged directly by the

Compensation Committee, participates in committee meetings as requested, and advises the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of compensation awards. In addition, with respect to the Chief Executive Officer, the consultant prepares specific compensation analyses for the Compensation Committee’s consideration. The Chief Executive Officer does not participate in the development of these analyses. The consultant plays a similar role in analyzing the amount and form of director compensation.

•

Role of Executive Officers and Management. Each year, the Chief Executive Officer presents his compensation recommendations for each of the other named executive officers, (as described under “Compensation Discussion and Analysis”). The Compensation Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Independence of Compensation Consultant to the Compensation Committee

3C has served as the Compensation Committee’s independent compensation consultant since 2011. During 2014, 3C provided the Compensation Committee advice and services, including:

•	providing competitive market compensation data for executive positions;

•	conducting periodic reviews of elements of compensation;

•	analyzing “best practices” and advice about designing our annual and long-term incentive plans, including selecting metrics;

•	advising on the composition of our peer groups for benchmarking pay and performance; and

•	updating the committee on executive compensation trends, issues and regulatory developments.

The Compensation Committee believes that its consultant should be able to advise the Compensation Committee independent of management’s influence. Therefore, the Compensation Committee has taken steps to satisfy this objective. The Compensation Committee retained 3C independent of management, and can utilize 3C resources independent of those used by management as required.

At least annually, the Compensation Committee reviews the types of advice and services provided by 3C and the fees charged for those services. The consultant reports directly to the Compensation Committee on all executive and director compensation matters; meets separately with the Compensation Committee outside the presence of management as requested; and speaks separately with the Compensation Committee chair and other Compensation Committee members between meetings, as necessary or desired. Interactions between 3C and management in respect of Compensation Committee matters are limited to those which the consultant needs to provide the Compensation Committee with relevant information and appropriate recommendations.

For the year ended December 31, 2014, based on the recommendation of the Company’s management, 3C provided compensation services to Sagent Pharmaceuticals in addition to the executive and director compensation consulting services provided to the Compensation Committee. The Compensation Committee approved the provision of such broad-based services to management, and is satisfied that the provision of such services does not impair the independence of its executive and director consulting service provider. Aggregate fees paid to 3C for both executive and director compensation and non-executive compensation services were less than $120,000 for the year ended December 31, 2014.

Analysis of Risk in the Compensation Architecture

Management has undertaken, and the Compensation Committee has reviewed, an evaluation of Sagent Pharmaceuticals’ compensation policies and procedures as they relate to risk management practices and risk-taking incentives.

As described below under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term stockholder returns. The compensation architecture balances this design with multiple elements intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to Sagent Pharmaceuticals and our stockholders in the long term. The safeguards that effectively manage or mitigate risk, include:

•

Short-Term/Long-Term Incentive Mix. The balanced mix between short-term and long-term incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance. Our executive compensation is weighted toward long-term incentive compensation to encourage continued growth in stockholder value and ensure accountability for long-term results.

•	Award Caps. Our compensation plans provide for a limit on annual incentive awards to discourage short-term actions that may harm our long-term interests.

•	Multiple Performance Measures. Our incentive plans use multiple performance measures to discourage participants from focusing on achievement of one performance measure at the expense of another.

•

Recoupment and Anti-Hedging Policies. Our recoupment policy, which is described in “Compensation Discussion and Analysis – Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements,” provides the Board (or committee thereof) the discretion to seek to recapture from an executive officer any incentive compensation paid in the event of a restatement of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policy, which is discussed in “Compensation Discussion and Analysis – Anti-Hedging Policy and Trading Restrictions,” further aligns our executives’ interests with those of our stockholders.

•

Ethics and Compliance Programs. The Audit Committee oversees our ethics and compliance programs that educate executives and employees on appropriate behavior and the consequences of inappropriate actions. These programs use effective approaches to ensure compliance and integrity and encourage employees and others to report concerns by providing multiple reporting avenues with a no retaliation policy.

•

Governance Practices. We have implemented good pay and governance practices that are critical to driving sustained stockholder value, including targeting pay at the median of our peer group, benchmarking compensation, using quantitative and qualitative results to determine incentive awards, engaging an independent compensation consultant and performing annual risk assessments.

In light of this evaluation, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Sagent Pharmaceuticals.

Compensation of Independent Directors

Directors who are full-time Sagent Pharmaceuticals employees receive no compensation for their services as directors.

We strive to provide competitive compensation to attract and retain highly qualified independent directors who will best represent our stockholders’ interests. With its compensation consultant’s assistance, the Compensation Committee periodically benchmarks independent director compensation against a compensation peer group and general industry data, considers the appropriateness of the form and amount of independent director compensation and makes recommendations to the Board concerning such compensation. In connection with our initial public offering, after considering market data and practices, the Compensation Committee recommended, and the Board approved, establishing our independent director compensation levels at the median of our compensation peer group.

Cash Compensation

Under our director compensation program, our independent directors receive an annual cash retainer in the amount of $40,000 per year. A director who also serves as the independent chairman of Sagent Pharmaceuticals would be entitled to an additional $15,000 annual cash retainer. A director appointed as the lead director is entitled to an additional $12,500 annual cash retainer. Each director who serves in the role of chairman of any committee created by the Board receives an annual retainer fee of: (1) $18,000 for the Audit Committee; and (2) $10,000 for the Compensation Committee, the Corporate Governance and Nominating Committee and any other permanent or temporary committee established by the Board. The differences in pay for the various committees are based upon the perceived differences in workload between the committees as well as the peer group compensation data provided by the consultant. Independent directors are also entitled to the following cash fees for meeting attendance:

Description	Amount
Board Meeting Fee	$2,500

Chair Meeting Fee	Audit Committee – $1,500 Compensation, Corporate Governance and Nominating Committee and any other permanent or temporary committee established by the Board – $1,000

Member Meeting Fee	Audit, Compensation, Corporate Governance and Nominating Committee and any other permanent or temporary committee established by the Board – $1,000

Stock Compensation

In addition to cash compensation, the Company’s director compensation program also utilizes equity awards to further align the interests of our independent directors with the Company’s stockholders.

Initial Option Grant. Each independent director who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries will receive an option to purchase shares of the Company’s common stock or an award of restricted stock units upon his or her initial election or appointment to the Board, in an amount to be determined by the Compensation Committee or the Board. These options will have an exercise price equal to the closing price of our common stock on the trading day prior to the grant date. The award will vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date. Each grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy and the 2011 Incentive Compensation Plan (the “Plan”).

Annual Stock Unit Grant. On the same date each year as annual employee grants are awarded under the Plan, each independent director then in office will also receive an award of restricted stock units. The restricted stock units will vest in equal annual installments over the four-year period following the grant date. Vested restricted stock units are generally payable in stock within 30 days of vesting, although each independent director is provided with the opportunity to defer such payment until the termination of their service to the Company. Each restricted stock unit grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy and the Plan.

2014 Independent Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Behrens, Mary Taylor	$77,000	$74,995	$—	$151,995
Fekete, Michael	$77,333	$74,995	$—	$152,328
Flanagan, Robert	$96,500	$74,995	$—	$171,492
Krizman, Anthony	$87,250	$74,995	$16,625	$187,120
Kung, Frank	$69,000	$74,995	$—	$143,995

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Sagent Pharmaceuticals, Inc. Compensation Plan for Independent Directors.
(2)	Each of the then-incumbent independent directors received their annual stock award grant of 3,720 restricted stock units, with an aggregate value of $74,995, on February 18, 2014. These restricted stock units will vest in equal annual installments over four years. There are 13,513 total restricted stock units outstanding at December 31, 2014.
(3)	Due to a delay in granting stock options to Mr. Krizman upon joining the Board in 2010, we are paying him four additional annual cash payments of $11,625, net of taxes, in addition to those amounts we would otherwise pay him for his services as a director.

Compensation Committee Report for the Year Ended December 31, 2014

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our 2015 Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 16, 2015.

Compensation Committee:

Mary Taylor Behrens, Chair

Michael Fekete

Frank Kung

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our named executive officers;

•

describe how we designed our compensation program and explain how executive compensation decisions reflect both Sagent Pharmaceuticals’ business performance and the individual performance goals for each of our named executive officers; and

•	explain the tables and other disclosures that follow.

Our “named executive officers” are those individuals who served as Sagent Pharmaceuticals’ Chief Executive Officer (“CEO”) and Chief Financial Officer during 2014, as well as those other individuals included in the 2014 Summary Compensation Table under “Executive Compensation” below. As of December 31, 2014, our named executive officers were Jeffrey Yordon, Jonathon Singer, James Hussey, Michael Logerfo and Albert Patterson. On March 25, 2015, Mr. Yordon retired as the Chief Executive Officer and Chairman of the Board of Sagent effective of that date and Mr. Hussey advised the Board of his decision to leave the Company, and the Board accepted his resignation as President of the Company, effective as of such date.

Executive Summary of 2014 Compensation Actions

This section highlights key actions taken by the Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) to align the interests of our named executive officers with those of our stockholders and improve our pay for performance position. This section is also intended to provide a better understanding of the Committee’s pay decisions relative to company performance in 2014.

Changes to our Compensation Programs. In 2014, we made certain adjustments to our executive compensation programs to improve our pay for performance alignment as well as to incent delivery of critical business outcomes. These changes are as follows:

•	Annual Incentive Design – In 2014, we changed the weighting of our Annual Incentive Plan metrics as follows:

Metric	2013 Weighting	2014 Weighting
Net revenues	40%	40%
Profitability
Adjusted EBITDA	40%	40%
Product submissions	0%	20%
Product launches	20%	0%

2014 Performance and Impact to Annual Bonus Payouts. In February 2015, the Committee reviewed the Company’s performance with respect to the 2014 Bonus Plan targets. Overall, we exceeded our target for net revenue, Adjusted EBITDA, and product submissions, as shown below:

Metric	2014 Performance	2014 Target
Net revenues	$289.0 million	$258 million
Adjusted EBITDA	$32.3 million	$4.3 million
Product submissions	16	12

Based on these results relative to target, our overall Bonus Plan rating for 2014 is 150% of target. Refer to “Elements of Executive Compensation – Annual Cash Incentives” for further detail on the calculation of the 2014 Bonus Plan rating.

Our Compensation Program Design

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our equity holders through short- and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

A significant portion of the compensation of the named executive officers consists of equity and cash incentive compensation contingent upon the achievement of financial and operational performance metrics. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received varies with our company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles.

To Pay for Performance

Individuals in leadership roles, particularly our named executive officers, are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily on the degree to which pre-established objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	individual contribution to attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based awards to directly link compensation with stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our highest performing employees and attract superior leaders to our company. We have established compensation levels that we believe are competitive based on our Board’s experience with pay practices and compensation levels for growth companies such as ours. The Committee has targeted overall compensation levels at the size-adjusted median of our compensation peer group, and works with its compensation consultant in achieving this target.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our Board considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

In addition to short- and long-term compensation, we have found it important to provide certain of our executive officers with competitive post-employment compensation. Post-employment compensation consists primarily of two main types – severance pay and benefits continuation. We believe that these benefits are important considerations for our executive officer compensation package, as they afford a measure of financial security in the event of certain terminations of their employment and also enable us to secure their cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We elect to provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Market Data Used to Benchmark Pay

With the assistance of our compensation consultant, 3C, the Committee benchmarks elements of our executive compensation. Our executive’s pay elements are benchmarked against a peer group of public companies that are selected from the biotechnology and pharmaceuticals industry and reflect Sagent’s current and projected future size, product markets and the talent pool from which we recruit. Based on such criteria, the Committee included the following companies in the peer group for the competitive analyses for 2014 compensation:

Acorda Therapeutics, Inc.	Hi-Tech Pharmacal Co., Inc.
Akorn, Inc.	Lannett Company, Inc.
Albany Molecular Research, Inc.	NPS Pharmaceuticals, Inc.
Auxilium Pharmaceuticals, Inc.	Optimer Pharmaceuticals, Inc.
Cambrex Corporation	Santarus, Inc.
Cornerstone Therapeutics, Inc.	SciClone Pharmaceuticals
DepoMed, Inc.	Spectrum Pharmaceuticals, Inc.
Emergent BioSolutions, Inc.

In determining appropriate compensation levels for the named executive officers, the Committee reviews both compensation levels for similarly situated executives at companies in the compensation peer group and general market compensation surveys.

In September 2014 with the assistance of 3C, the Committee revised the peer group used to benchmark executive compensation. The revised peer group better reflects Sagent’s current and projected future size and product markets, while continuing to reflect the talent pool from which we recruit. Based on such criteria, the Committee will include the following companies in the peer group for the competitive analyses for 2015 compensation:

Acorda Therapeutics, Inc.	Emergent BioSolutions, Inc.
Akorn, Inc.	Impax Laboratories, Inc.
Albany Molecular Research, Inc.	Insys Therapeutics, Inc.
Amphastar Pharmaceutical, Inc.	Lannett Co, Inc.
Auxilium Pharmaceuticals, Inc.	SciClone Pharmaceuticals
Cambrex Corporation	Spectrum Pharmaceuticals, Inc.
DepoMed, Inc.

Elements of Executive Compensation

A description of each of the compensation program elements follows. Individual compensation decisions made during 2014 are included within the appropriate category herein.

Base Salary

We provide a base salary to our named executive officers to compensate them for their services during the year and to provide them with a stable source of income. Base salaries for our named executive officers are reviewed annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. The CEO’s base salary is approved by the independent members of the Board based on 3C’s recommendations and the Board’s review of the CEO’s performance during the previous year. The salaries for our other named executive officers are approved by the Committee based on the CEO’s recommendation and review of each officer’s performance during the previous year. The Committee targets a compensation package that is consistent with our compensation philosophy and strategically positioned at the size adjusted market median of our peer group.

In March 2014, in connection with the Company’s annual review process, the Committee reviewed the salaries of Messrs. Yordon, Singer, Hussey, Logerfo and Patterson. To recognize performance and to align compensation with the size-adjusted market median levels based on current responsibilities, the Committee approved the following annual salaries, effective March 2014: Mr. Yordon, $645,810, Mr. Singer, $344,793, Mr. Hussey, $430,500, Mr. Logerfo, $328,879, Mr. Patterson, $297,052.

The annual base salaries in effect for each of our named executive officers employed by us as of December 31, 2014 and 2013 are as follows:

	Annual Salary
Name	2014	2013
Jeffrey Yordon	$645,810	$618,000
Jonathon Singer	344,793	334,750
James Hussey	430,500	420,000
Michael Logerfo	328,879	319,300
Albert Patterson	297,057	288,400

Annual Cash Incentives

Overview

The Management Bonus Plan is a cash bonus plan designed to motivate and reward participants, including the named executive officers, for their contribution to Sagent Pharmaceuticals, for achieving our annual financial and strategic goals. The range of amounts that a named executive officer may earn is determined at the beginning of the year by the Committee, and the amount actually paid is based on the financial results achieved during the year and the individual’s contribution towards achieving those results.

Using the structure of our cash incentive program, the Committee establishes a target award for each officer determined as a percentage of the officer’s base salary, which is earned based on performance against the goals set by the Committee. Officers may earn more than the target award (up to a maximum set by the Committee of 150% of the target award) if goals are exceeded, or less than the target award if goals are not achieved at the target level but achieved above a threshold level set by the Committee (payment at the threshold level is 50% of the target award). No award is earned if performance fails to meet the threshold level of performance.

For purposes of determining the 2014 cash incentive award paid to each named executive officer, in February 2014, the committee selected the following measures on which to assess the company’s performance:

Performance Measure (Weight)	Description
Net revenues (40%)	Our net revenues are determined in accordance with generally accepted accounting principles. It means our gross sales less reductions for wholesaler chargebacks, rebates, returns and other allowances.

Adjusted EBITDA (40%)	Adjusted EBITDA, is comprised of net income determined in accordance with generally accepted accounting principles plus interest expense, net of interest income, our provision for income taxes, depreciation and amortization, stock-based compensation expense, the gain recorded on product rights acquired from our Sagent Agila joint venture, the gain recorded on our previously held equity interest in KSCP in connection with the acquisition of the remaining 50% equity interest in KSCP, and acquisition-related costs.

Product submissions (20%)	Product submissions refers to a full and complete ANDA submission to the FDA by the Company.

The relative weight assigned to each of these measures was 40%, 40% and 20%, respectively. The 2014 financial goals were established to focus executive attention and action on financial and business performance that the Committee believed would deliver stockholder return and enhance the platform for long-term growth. In establishing these goals, the Committee consulted with management, reviewed the Company’s 2014 business plan and set goals that were attainable based upon the execution of the business plan. In placing the greatest weight on sales revenues and profitability, the Committee intended to emphasize a high level of performance against our business model, including successfully increasing our Adjusted EBITDA, balanced with the need to invest in the long-term growth of the business. The Committee also placed an emphasis on product submissions as a way of driving a focus on the expansion of the breadth of the Company’s current portfolio. The Committee believes that these metrics continue to be important measures, are highly correlated to total stockholder return and maintain continuity with participants.

For each measure, the Committee established a threshold, target and maximum level of performance. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. Similarly, we believe that if we do not meet our target goals, management incentive payments should be reduced accordingly. Based on the threshold determinations made, if the Company does not achieve 97% of the target level for net revenues, 51% of the target level for Adjusted EBITDA or 75% of the target level for product submissions, then no payout is made for the respective goal.

The following table lists the performance measures, weightings, and related target goals for 2014, as well as actual results.

Sagent Pharmaceuticals 2014 Management Bonus Plan Measures

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net revenues	40%	$250 million	$258 million	$280 million	$289.0 million
Adjusted EBITDA	40%	$2.1 million	$4.1 million	$9.5 million	$32.3 million
Product submissions	20%	9 submissions	12 submissions	15 submissions	16 submissions

Individual Performance Assessment

An executive officer’s individual performance assessment can range from 0% to 150%. For 2014, consistent with prior years, our Chairman and CEO provided the Committee with an individual performance assessment for each of the named executive officers. He also provided the Committee, for its consideration, his compensation recommendations, including recommendations for annual incentive awards, annual equity awards and base salary increases, for each of the named executive officers. The Committee reviews and discusses his recommendations, taking into account the various factors within the criteria, and may revise his recommendations based on those factors.

Specifically, in assessing individual performance and potential in the context of making executive compensation decisions, the Committee considers the named executive officer’s:

•	contributions to our overall performance;

•	individual performance relative to pre-established individual objectives discussed at the beginning of the performance cycle;

•	leadership capabilities;

•	long-term performance and potential for future advancement or ability to assume roles of greater responsibility; and

•	position against competitive market norms for similar roles.

Based on these factors, the Committee reviews individual performance ratings for each named executive officer and determines the named executive officer’s individual performance assessment from the range of percentages associated with that rating. The Committee determined that Mr. Yordon achieved a 90% individual performance rating for the year ended December 31, 2014, and Messrs. Singer, Hussey, Logerfo and Patterson each achieved a 100% individual performance rating for the year ended December 31, 2014.

At its February 2015 meeting, the Committee measured performance against the goals and approved the following 2014 incentive awards at 150% of target for Messrs. Singer, Hussey, Logerfo and Patterson and 135% of target for Mr. Yordon.

Name	Annual Incentive Plan Target (% of Salary)	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum (% of Salary)	Annual Incentive Plan Maximum ($)	2014 Annual Incentive Award (% of Salary)	2014 Annual Incentive Award ($)
Mr. Yordon	80%	$516,648	120.0%	$774,972	108.0%	$697,475
Mr. Singer	40%	137,917	60.0%	206,876	60.0%	206,876
Mr. Hussey	50%	215,250	75.0%	322,875	75.0%	322,875
Mr. Logerfo	40%	131,552	60.0%	197,327	60.0%	197,327
Mr. Patterson	40%	118,823	60.0%	178,231	60.0%	178,231

Long-Term Incentives – Equity Awards

Long-term incentive equity award grants are used to align the interests of our named executive officers with those of our stockholders. We grant non-qualified stock options and restricted stock to our named executive officers on an annual basis. Award ranges are based on an analysis of competitive market practice, with the midpoint of the aggregate equity award ranges, approximately equal to the size-adjusted total long-term incentive median of our peer group. An equity award above or below the midpoint of the range is based on a qualitative review of sustained individual performance and an evaluation of the potential to assume roles with greater responsibility. In all cases, awards are between 50% and 150% of the midpoint. In determining the distribution of awards for our named executive officers between stock options and restricted stock, 3C recommended, and the Compensation Committee approved, a conversion ratio of approximately two stock options for each share of restricted stock granted.

We are committed to growing stockholder value, and our incentive plans support this objective. To support the retention aspects of the program, the stock option and restricted stock awards vest one-fourth each year over four years.

Annual stock option and restricted stock awards are granted on the fourth business day immediately following the release of our annual financial results, following approval by the Compensation Committee. The exercise price for stock options and the grant price for restricted stock are both set as the closing price on the last trading day immediately preceding that date, as reported by NASDAQ.

Perquisites

Our named executive officers receive limited perquisites, including a car allowance for certain of our named executive officers. Taxes on all perquisites are the sole responsibility of the named executive officer. The types and total costs of perquisites we offer are similar to the types and costs offered at other peer companies. The Committee believes that these perquisites are important for retention and recruitment purposes. Specific executive officer perquisites are listed in the footnotes to the Summary Compensation Table under “Executive Compensation.” Other than these perquisites, named executive officers receive the same benefits as other Sagent Pharmaceuticals’ employees.

Post-Termination Compensation

Post-termination compensation consists of separation pay.

Change in Control Plan. We have entered into employment agreements with each of our named executive officers. The employment agreements for each of our named executive officers include Change in Control provisions (the “CIC Plan”). The provisions in the CIC Plan are consistent with similar plans maintained by companies in the compensation peer group, including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that our named executive officers would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the named executive officer is involuntarily terminated without cause following a change in control. Under the CIC Plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control. For executives who participate in the CIC Plan, Sagent Pharmaceuticals will cover all excise taxes that may be triggered by separation payments.

The severance arrangements and other benefits provided for under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements. The employment agreements with each of our named executive officers also provide for certain severance payments upon termination due to death or “disability”, termination by the employer without “cause” or termination by the named executive officer with “good reason” (as such terms are defined in such named executive officer’s employment agreement). The provision of these benefits facilitates recruitment and retention, as most of the companies in the compensation peer group offer similar benefits to their executives. The severance arrangements and other benefits provided for under these severance plans are described under “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of Sagent Pharmaceuticals’ financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or appropriate committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Anti-Hedging Policy and Trading Restrictions

Our current insider trading policy limits the timing and types of transactions in Sagent Pharmaceuticals securities by Section 16 officers (and any member of the Section 16 officer’s family sharing the same household), including the named executive officers. Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

prohibits Section 16 officers from transactions in puts, calls or other derivatives on Sagent Pharmaceuticals securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Sagent Pharmaceuticals securities.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits our ability to deduct certain compensation in excess of $1 million paid to our Chief Executive Officer and to certain of our other named executive officers. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” As of our 2015 Annual Meeting, the transition period exemption provided under Section 162(m) to newly public companies will expire, and as such we will become subject to these limitations. Going forward, we will aim to design the performance-based compensation paid to our named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing our named executive officers with competitive and adequate incentives to remain with and increase our business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Committee’s decisions. The Committee reserves the flexibility to authorize payment of compensation to the named executive officers outside the deductibility limitations of Section 162(m) under certain circumstances.

In addition, Section 409A of the Code places strict limitations on the design of compensation arrangements that constitute non-qualified deferred compensation, and imposes an excise tax on executives for non-qualified deferred compensation that does not comply with Section 409A of the Code. We carefully consider the limitations of Section 409A of the Code when awarding compensation to our employees to ensure compliance with Section 409A of the Code and to avoid the potential adverse tax consequences thereunder.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”)

Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Our equity awards to named executive officers are structured to comply with the requirements of Topic 718 to maintain the appropriate equity accounting treatment, and we take such accounting treatment into account when designing and implementing its compensation programs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information on the compensation awarded to, earned by or paid to the named executive officers during 2014.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings		All Other Compensation(6)	Total
Jeffrey Yordon, Chief Executive Officer	2014 2013 2012	$645,810 615,231 599,999	— — —	$279,094 259,997 464,824	$270,003 259,992 260,072	697,475 612,067 360,000	$	— — —	$21,785 21,655 21,757	$1,914,167 1,768,942 1,706,652

Jonathon Singer, Executive Vice President and Chief Financial Officer(4)	2014 2013 2012	344,793 330,762 314,615	— — 15,000	124,039 114,999 205,633	119,992 115,002 115,049	206,876 165,768 94,381		— — —	8,824 5,625 8,557	804,524 732,156 753,235

James Hussey(5), President	2014 2013 2012	430,500 308,716 —	— — —	139,547 998,000 —	134,991 — —	322,875 216,650 —		— — —	8,824 6,226 —	1,036,737 1,529,592 —

Michael Logerfo, Executive Vice President, Chief Legal Officer and Corporate Secretary	2014 2013 2012	328,879 312,711 307,500	— — —	124,039 114,999 205,633	119,992 115,002 115,049	197,327 158,117 93,000		— — —	8,824 8,707 8,557	779,061 709,536 729,739

Albert Patterson, Executive Vice President, National Accounts and Corporate Development	2014 2013 2012	297,057 287,415 277,575	— — —	123,354 114,999 175,218	119,993 115,002 98,078	178,231 142,816 84,000		— — —	19,485 21,513 21,460	738,120 681,745 656,331

(1)	Represents the aggregate grant date fair value of stock option grants, calculated in accordance with ASC 718. Please see Note 17 to the Consolidated Financial Statements for a description of the assumptions used in making these calculations.
(2)	Represents the aggregate grant date fair value of restricted stock award grants, calculated in accordance with ASC 718. Please see Note 17 to the Consolidated Financial Statements for a description of the assumptions used in making these calculations.
(3)	The values in this column reflect the amount each named executive officer earned under our Management Bonus Plan, which was paid on March 7, 2015. The named executive officer’s target bonuses were computed as follows: Mr. Yordon (80% of base salary), Mr. Hussey (50% of base salary), and Messrs. Singer, Logerfo and Patterson (40% of base salary).
(4)	Mr. Singer was hired into his current position on September 12, 2011. The amount paid to him under the “Bonus” column for 2012 included a guaranteed bonus, in accordance with the terms of his hire, of $15,000.
(5)	Mr. Hussey was hired into the position of President on March 25, 2013. The amount listed for Mr. Hussey under “Option Awards” in 2013 included the grant date fair value for an award of 100,000 stock options in connection with his hire.

(6)	The following table details “All Other Compensation” paid to each of our named executive officers during the fiscal years listed above.

Name	Fiscal Year	Life and Disability Insurance	Automobile Allowance	401(k) Company Match	Total All Other Compensation
Jeffrey Yordon	2014 2013 2012	$785 805 1,057	$13,200 13,200 13,200	$7,800 7,650 7,500	$21,785 21,655 21,757

Jonathon Singer	2014 2013 2012	1,024 1,057 1,057	— — —	7,800 4,568 7,500	8,824 5,625 8,557

James Hussey	2014 2013 2012	1,024 1,057 —	— — —	7,800 5,169 —	8,824 6,226 —

Michael Logerfo	2014 2013 2012	1,024 1,057 1,057	— — —	7,800 7,650 7,500	8,824 8,707 8,557

Albert Patterson	2014 2013 2012	669 663 760	13,200 13,200 13,200	5,616 7,650 7,500	19,485 21,513 21,460

Grants of Plan-Based Awards in 2014

The following table provides information regarding each plan-based award made to our named executive officers during 2014:

Estimated future payouts under non-equity incentive plan awards(1)
Name	Grant Date	Grant type	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Jeffrey Yordon	2/18/2014 2/18/2014 2/18/2014	Bonus Plan Option Award Stock Award	361,499 — —	516,648 — —	774,972 — —	— — 13,393	— 23,936 —	— 20.16 —	— 279,094 270,003
Jonathon Singer	2/18/2014 2/18/2014 2/18/2014	Bonus Plan Option Award Stock Award	96,501 — —	137,917 — —	206,876 — —	— — 5,952	— 10,638 —	— 20.16 —	— 124,039 119,992
James Hussey	2/18/2014 2/18/2014 2/18/2014	Bonus Plan Option Award Stock Award	148,511 — —	212,250 — —	322,875 — —	— — 6,696	— 11,968 —	— 20.16 —	— 139,547 134,991
Michael Logerfo	2/18/2014 2/18/2014 2/18/2014	Bonus Plan Option Award Stock Award	92,047 — —	131,552 — —	197,327 — —	— — 5,952	— 10,638 —	— 20.16 —	— 124,039 119,992
Albert Patterson	2/18/2014 2/18/2014 2/18/2014 3/19/2014 3/19/2014	Bonus Plan Option Award Stock Award Option Award Stock Award	83,140 — — — —	118,823 — — — —	178,231 — — — —	— — 4,960 — 841	— 8,865 — 1,459 —	— 20.16 — 23.78 —	— 103,366 99,994 19,988 19,999

(1)

The awards described in the columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were paid in March 2015 and are presented in the “Non-Equity Incentive Plan Compensation” column in the preceding Summary Compensation Table. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Cash Incentives” above for a description of our annual bonus program. The amounts presented under the threshold, target and maximum columns represent the payout if performance goals were met at the threshold, target or maximum level, respectively, established by the Compensation Committee. If no goals were met at or above the threshold level, no payout would be made. Achievement lower than 97% of the target level for net revenues, 51% of the target level for Adjusted EBITDA or 75% of the target level for product submissions results in a zero bonus payout for each target, and achievement higher than 109% of the target level for net revenues, 210% of the target level for Adjusted EBITDA and 125% of the target level for product submissions results in a maximum payout of 120% of base salary for Mr. Yordon, 75% of base salary for Mr. Hussey, and 60% of base salary for Messrs. Singer, Logerfo and Patterson.
(2)	The exercise price of the stock option awards represents the closing price of our common stock as reported by NASDAQ on the final trading date prior to the grant date.
(3)	The value of Sagent Pharmaceuticals stock option awards are determined using the Black-Scholes stock option valuation model, consistent with the calculation of compensation expense in Sagent Pharmaceuticals’ consolidated audited financial statements contained in Sagent Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2014. Please see Note 17 to the consolidated financial statements and Note 1 to the preceding Summary Compensation Table for a description of the assumptions used in making these calculations.

Outstanding Equity Awards at December 31, 2014

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2014. All of the outstanding equity awards made through December 2010 were issued under the Sagent Holding Co. 2007 Global Share Plan. Outstanding equity awards made since December 2010 were issued under our 2011 Incentive Compensation Plan.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Yordon	8/15/2008(M) 8/15/2008 12/11/2009 7/23/2010 12/2/2010 12/13/2011(M) 2/22/2012 2/21/2013 2/18/2014	51,035 19,138 47,845 31,896 95,691 250,000 10,545 6,820 —	— — — 15,949 31,896 — 10,636 20,462 23,936	— — — — — 250,000 — — —	4.23 4.23 4.31 4.31 11.6 20.68 22.04 16.45 20.16	8/15/2018 8/15/2018 12/11/2019 7/23/2020 12/2/2020 12/13/2016 2/22/2022 2/21/2023 2/18/2024	— — — — — — 10,545 20,462 23,936	— — — — — — 264,785 513,801 601,033	— — — — — — — — —	— — — — — — — — —
Jonathon Singer	9/19/2011 2/22/2012 2/21/2013 2/18/2014	41,250 4,665 3,016 —	13,750 4,665 9,051 12,067	— — — —	20.1 22.04 16.45 20.16	9/19/2021 2/22/2022 2/21/2023 2/18/2024	13,750 4,665 9,051 12,067	345,263 117,138 227,271 303,002	— — — —	— — — —
James Hussey	3/25/2013 2/18/2014	25,000 —	75,000 11,968	— —	17.29 20.16	3/25/2023 6/25/2015	75,000 11,968	1,883,250 300,516	— —	— —
Michael Logerfo	7/23/2010 12/2/2010 2/22/2012 2/21/2013 2/18/2014	12,759 25,518 4,665 3,016 —	— — 4,665 9,051 10,638	— — — — —	4.31 11.6 22.04 16.45 20.16	7/23/2020 12/2/2020 2/22/2022 2/21/2023 2/18/2024	— — 4,665 9,051 10,638	— — 117,138 227,271 267,120	— — — — —	— — — — —
Albert Patterson	12/11/2009 6/25/2010 6/25/2010(M) 12/2/2010 2/22/2012 2/21/2013	638 12,759 25,518 28,707 3,975 3,016	— — — — 3,975 9,051	— — — — — —	4.31 4.31 4.31 11.6 22.04 16.45	12/11/2019 6/25/2020 6/25/2020 12/2/2020 2/22/2022 2/21/2023	— — — — 3,975 9,051	— — — — 99,812 227,271	— — — — — —	— — — — — —

(1)	The vesting schedule for our outstanding stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
8/15/2008	Stock Option	Fully vested.
8/15/2008(M)	Stock Option – Milestone Grant	Fully vested.
12/11/2009	Stock Option	Fully vested.
6/25/2010(M)	Stock Option – Milestone Grant	Fully vested.
6/25/2010	Stock Option	Fully vested. The final tranche (25%) vested on 6/25/2014.
7/23/2010	Stock Option	Fully vested. The final tranche (25%) vested on 7/23/2014.
12/2/2010	Stock Option	Fully vested. The final tranche (25%) vested on 11/22/2014.
9/19/2011	Stock Option	First three tranches (75%) are vested. The final tranche (25%) vests on 9/12/2015.
12/13/2011(M)	Stock Option – Milestone Grant	One-half of the shares under this performance-based option are vested. The remaining one-half of the shares will vest only if we achieve $100 million of EBITDA, as measured at a quarter-end on a trailing twelve-month basis during the four-year term of the stock option award.
2/22/2012	Stock Option and Stock Award	First two tranches (50%) are vested. The third tranche (25%) vests on 2/22/2015 and the final tranche (25%) vests on 2/22/2016.
2/21/2013	Stock Option and Stock Award	First tranche (25%) vested on 2/21/2014. The second tranche (25%) vests on 2/21/2015, the third tranche (25%) vests on 2/21/2016, and the final tranche (25%) vests on 2/21/2017.
3/25/2013	Stock Option	First tranche (25%) vested on 3/25/2014. The second tranche (25%) vests on 3/25/2015, the third tranche (25%) vests on 3/25/2016, and the final tranche (25%) vests on 3/25/2017.
2/18/2014	Stock Option and Stock Award	First tranche (25%) vests on 2/18/2015, the second tranche (25%) vests on 2/18/2016, the third tranche (25%) vests on 2/18/2017, and the final tranche (25%) vests on 2/18/2018.
3/19/2014	Stock Option and Stock Award	First tranche (25%) vests on 3/19/2015, the second tranche (25%) vests on 3/19/2016, the third tranche (25%) vests on 3/19/2017, and the final tranche (25%) vests on 3/19/2018.

Option Exercises and Stock Vested

The following table shows for each named executive officer the number of shares acquired on the exercise of Sagent Pharmaceuticals stock options during 2014 and the value realized upon exercise.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Yordon	—	—	4,667	101,748
Jonathon Singer	—	—	2,063	44,977
James Hussey	—	—	—	—
Michael Logerfo	32,759	630,333	2,021	44,061
Albert Patterson	—	—	2,860	62,362

Pension Benefits

Our named executive officers did not participate in or have account balances in any qualified or non-qualified defined benefit plans sponsored by us. Our Board or Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if they determine that doing so is in our best interest.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits but may elect to do so in the future.

Potential Payments upon Termination or Change in Control

The tables and narrative below describe the potential payments to each named executive officer upon termination of employment. Other than the types of compensation and benefits described in the tables below or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the named executive officers. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2014.

Under the terms of their respective employment agreements, separation pay to named executive officers is 12 months of base salary, except for the Chief Executive Officer, who receives 24 months of base salary, plus, in each case, pro-rata target annual cash bonus for the year in which termination takes place. Separation pay amounts are paid in a lump sum, and are conditioned upon the delivery and non-revocation of a general release by the named executive officer. The employment agreements with each of the named executive officers also contain certain restrictive covenants, including non-competition, non-solicitation and confidentiality obligations.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Potential Payout upon an Involuntary Termination Without Cause, For Good Reason by the Named Executive Officer or Due to Death or Disability at December 31, 2014

The table below was prepared as though each of the named executive officers had been terminated involuntarily without “cause” or for “good reason” (as such terms are defined in such named executive officer’s employment agreement) or due to death or “disability” (as such term is defined in such named executive officer’s employment agreement) on December 31, 2014. The assumptions and valuations are noted in the footnotes to the table.

Name	Severance Payment(1) ($)	Bonus Payment(1) ($)	Continuation of Benefits(2) ($)	Total ($)
Jeffrey Yordon	1,291,620	1,033,296	30,000	2,354,916

Jonathon Singer	344,793	137,917	30,000	512,710

James Hussey	430,500	215,250	30,000	675,750

Michael Logerfo	328,879	131,552	30,000	490,431

Albert Patterson	297,057	118,823	30,000	445,880

(1)	For the named executive officers as of December 31, 2014, the amounts reflect the following: two years of base salary continuation and target bonus for Mr. Yordon and one year of base salary continuation and target bonus for Messrs. Singer, Hussey, Logerfo and Patterson.
(2)	The amounts reflect the value of outplacement services for each of the named executive officers is entitled to under the terms of his employment agreement.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•       Acquisition of 30% or more of our outstanding voting securities;

•       Changes to Board membership that results in less than 50% of the current Board members elected to the Board;

•       Our merger or consolidation with another company, and

a)      we are not the surviving company; or

b)      the other entity owns 50% or more of our outstanding voting securities; or

•       Complete liquidation of Sagent Pharmaceuticals or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•       Consummation of a CIC; and

•       Termination of employment by Sagent Pharmaceuticals other than for “cause,” as a result of death or “disability” or by the executive officer for “good reason,” (as such terms are defined in such named executive officer’s employment agreement) and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Severance Amounts

•       Chief Executive Officer – three times base salary plus target annual incentive;

•       All other named executive officers – two times base salary plus target annual incentive;

•       Outplacement services up to $30,000 in the two-year period following the CIC; and

•       The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Equity Awards

•       Stock options only vest upon a CIC if the participant is terminated by Sagent Pharmaceuticals other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards.

Payment of Excise Tax	• We will gross up excise tax payable due to CIC severance

Potential Payout upon an Involuntary Termination Due to a Change in Control at December 31, 2014

The table below was prepared as though each of the named executive officers had been terminated involuntarily without “cause” or for “good reason” (as such terms are defined in such named executive officer’s employment agreement) within a two-year period following a change in control on December 31, 2014. The assumptions and valuations are noted in the footnotes to the table.

Name	Severance Payment ($)(1)	Bonus Payment ($)(1)	Value of Unvested Stock Options ($)(2)	Value of Unvested Stock Awards ($)(2)	Continuation of Benefits ($)(3)	Excise Tax Gross Up ($)(4)	Total
Jeffrey Yordon	1,937,430	1,549,944	1,400,557	782,101	30,000	2,333,948	8,033,980

Jonathon Singer	689,585	275,834	214,248	346,669	30,000	629,892	2,186,228

James Hussey	861,000	430,500	645,742	168,137	30,000	967,903	3,103,282

Michael Logerfo	657,758	263,103	145,361	346,669	30,000	486,491	1,929,382

Albert Patterson	594,104	237,642	136,407	333,210	30,000	492,978	1,824,341

(1)	For the named executive officers as of December 31, 2014, the amounts reflect the following: three times base salary plus target annual incentive bonus for Mr. Yordon and two times base salary plus target annual incentive bonus for Messrs. Singer, Hussey, Logerfo and Patterson.
(2)	The amounts reflect the value of the immediate vesting of all outstanding stock options and stock awards as of the effective date of termination, based on a December 31, 2014 closing stock price of $25.11. For stock options, the value reflected is the positive difference between $25.11 and the exercise price of the applicable stock option.
(3)	The amounts reflect the value of outplacement services each of the named executive officers is entitled to under the terms of his employment agreement.
(4)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a change in control. In developing this estimate, we have not valued the non-compete feature of the CIC Plan.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2015, unless otherwise noted, by each director, director nominee and named executive officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Percent of Common Stock
Directors:
Behrens, Mary Taylor	10,529	*
Fekete, Michael	1,521	*
Flanagan, Robert(2)(3)	450,126	1.4%
Krizman, Anthony	10,529	*
Kung, Frank(4)	7,836,646	24.4%

Officers:
Hussey, James	52,992	*
Logerfo, Michael(5)	89,524	*
Patterson, Albert	53,331	*
Singer, Jonathon	62,908	*
Yordon, Jeffrey	1,234,063	3.8%

All directors and executive officers as a group (13 persons)	9,955,839	30.1%

*	Represents less than 1% of outstanding shares.
(1)	Includes stock options that are exercisable or will become exercisable within 60 days after March 31, 2015 as follows: Ms. Behrens, 6,379 shares; Mr. Flanagan, 5,103 shares; Mr. Krizman, 6,379 shares; Mr. Logerfo, 53,966 shares; Mr. Patterson, 29,150 shares; Mr. Singer, 56,939 shares; Mr. Yordon, 578,892 shares; other executive officers, 136,553 shares.
(2)	CNF Investments II, LLC is a wholly-owned subsidiary of Clark Enterprises, Inc. Voting and investment decisions with respect to the 433,770 shares held by CNF Investments II, LLC are exercised by its managing member, Mr. Robert Flanagan. Accordingly, Mr. Flanagan or Clark Enterprises, Inc. may be deemed the beneficial holder of such shares.
(3)	Includes 2,000 shares held by Flanagan Family Limited Partnership. Mr. Flanagan is a managing member of E.O. Flanagan LLC, the general partner of Flanagan Family Limited Partnership. As a result, Mr. Flanagan may be deemed to be the beneficial owner of the shares of common stock owned by the Flanagan Family Limited Partnership.
(4)	Dr. Kung is the managing partner of Vivo Ventures. As a result, Dr. Kung may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds.
(5)	Includes 1,000 shares as to which Mr. Logerfo disclaims beneficial ownership, as the shares are held by his son.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2014. Unless otherwise indicated, each of the beneficial owners has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock*
Vivo Ventures Funds(1)	7,799,737	24.3%
575 High Street, Suite 201 Palo Alto, California 94301

Franklin Resources, Inc.(2)	4,412,832	13.8%
One Franklin Parkway, Bldg 920 San Mateo, CA 94403

Morgan Stanley & Affiliates(3)	3,731,293	11.6%
100 Front Street, Suite 400 West Conshohocken, PA 19428

BlackRock, Inc.(4)	2,401,531	7.5%
55 East 52nd Street New York, NY 10022

The Vanguard Group(5)	1,601,727	5.0%
100 Vanguard Blvd Malvern, PA 19355

*	Calculated based on shares of our issued and outstanding common stock as of March 31, 2014.
(1)	Based solely upon Schedule 13G/A filed on September 17, 2013, which sets forth beneficial ownership as of September 16, 2013. Represents an aggregate of: (i) 3,576,966 shares of common stock held of record by Vivo Ventures Fund V, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; (ii) 4,150,386 shares of common stock held of record by Vivo Ventures Fund VI, L.P., which shares may be deemed beneficially owned by Vivo Ventures VI LLC, as its sole general partner; (iii) 41,980 shares held of record by Vivo Ventures V Affiliates Fund, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; and (iv) 30,405 shares of common stock held of record by Vivo Ventures VI Affiliates Fund, L.P., which shares may be deemed to be beneficially owned Vivo Ventures VI, LLC, as its sole general partner. For ease of reference, we collectively refer to each of the investment funds as the “Vivo Venture Funds.” Voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund V, L.P. and Vivo Ventures V Affiliates Fund, L.P., are exercised by Vivo Ventures V, LLC and voting and investment decisions with respect to all shares held by Vivo Ventures Fund VI L.P. and Vivo Ventures VI Affiliates Fund, L.P., are exercised by Vivo Ventures VI, LLC.
(2)	Based solely upon Schedule 13G/A filed on February 5, 2015, which sets forth beneficial ownership as of December 31, 2014. The securities reported herein are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of Franklin Resources Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to an Investment Management Subsidiary investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats the Investment Management Subsidiary as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, each Investment Management Subsidiary reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise noted therein.

The voting and investment powers held by Franklin Mutual Advisers, LLC (“FMA”), an indirect wholly-owned Investment Management Subsidiary, are exercised independently from FRI and from all other Investment Management Subsidiaries (FRI, its affiliates and the Investment Management Subsidiaries other than FMA are collectively, “FRI affiliates”). Internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective management clients.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services.

(3)	Based solely upon Schedule 13G/A filed on October 3, 2013, which sets forth beneficial ownership as of December 31, 2014. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to beneficially owned, by Morgan Stanley AIP GP LP, a wholly-owned subsidiary of Morgan Stanley.
(4)	Based solely upon Schedule 13G filed on February 2, 2015, which sets forth beneficial ownership as of December 31, 2014. Certain of the securities being reported on by BlackRock as a parent holding company are owned, or may be deemed to beneficially owned, by BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited, wholly-owned subsidiaries of BlackRock, Inc.
(5)	Based solely upon Schedule 13G filed on February 10, 2015, which sets forth beneficial ownership as of December 31, 2014. Certain of the securities being reported on by Vanguard as a parent holding company are owned, or may be deemed to beneficially owned, by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of The Vanguard Group, Inc.

PROPOSAL 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

At our 2012 Annual Meeting, our stockholders recommended that we provide the opportunity on an annual basis for our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our named executive officers, who are critical to our success. Under these programs, we seek to align pay and performance by making a significant portion of our named executive officers’ compensation dependent on (1) the achievement of specific strategic and corporate goals and (2) the realization of increased stockholder value. Additionally, we have many compensation practices that ensure that our programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Compensation Committee Matters” and “Compensation Discussion and Analysis” and include:

•	all members of our Compensation Committee are independent directors, within the meaning of the NASDAQ listing standards;

•	our Compensation Committee engages and receives advice from an independent compensation consultant;

•	we annually review the risk profile of our executive and broad-based employee compensation programs and have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans and an executive incentive compensation recoupment (clawback) policy;

•	we have an insider trading policy that prohibits our named executive officers from engaging in derivative or hedging transactions in our securities;

•	the degree of compensation at risk will positively correlate to responsibility level; and

•	the mix of compensation elements is designed to reflect strategic business needs.

Our Compensation Committee has established a thorough process for reviewing and approving our compensation program designs and practices and amounts awarded to our named executive officers. Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee adjusted the performance metric from product launches to product submissions to emphasize the importance of continuing to increase the overall product portfolio in our strategic plan.

Please read “Compensation Discussion and Analysis” beginning on page 25 and “Executive Compensation” beginning on page 33 for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

We are asking our stockholders to approve our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this Proxy Statement. Our Compensation Committee and our Board believe our overall process effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at the 2015 Annual Meeting:

“RESOLVED, that Sagent Pharmaceuticals’ stockholders approve, on an advisory basis, the compensation paid to Sagent Pharmaceuticals’ named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

Our named executive officer compensation as disclosed in this Proxy Statement will be approved if it receives the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.

This vote to approve the named executive officer compensation is advisory, and therefore will not be binding on Sagent Pharmaceuticals, our Compensation Committee or our Board. However, our Board and Compensation Committee value our stockholders’ opinions. If a significant percentage of our stockholders vote AGAINST the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns.

The Board unanimously recommends that you vote FOR the approval of our named executive officer compensation as disclosed in this Proxy Statement.

OTHER MATTERS THAT MAY BE PRESENTED AT THE 2015 ANNUAL MEETING

Management does not know of any matters, other than those described in this Proxy Statement, which may be presented for action at the 2015 Annual Meeting. If any other matters properly come before the 2015 Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on these matters in accordance with their best judgment.

2016 ANNUAL MEETING OF STOCKHOLDERS

We presently anticipate that the 2016 Annual Meeting will be held on or about June 9, 2016.

Stockholder Proposals for the 2016 Annual Meeting

Under our By-Laws, a stockholder may propose business for consideration at an Annual Meeting by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the preceding year’s Annual Meeting. If we change the date of an Annual Meeting by more than 30 days earlier than the date of the previous year’s Annual Meeting or 70 days later than the date of the previous year’s Annual Meeting, then we must receive this written notice no later than 90 days, and no earlier than 120 days, before the date of the Annual Meeting. Accordingly, to be considered at the 2016 Annual Meeting, our Corporate Secretary must receive a stockholder’s written proposal on or after February 10, 2016 and on or before March 11, 2016.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an Annual Meeting by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our proxy statement for the previous year’s Annual Meeting. If we did not hold an Annual Meeting the previous year, or if we change the date of an Annual Meeting by more than 30 days from the date of the previous year’s Annual Meeting, then the deadline is a reasonable time before we print and send our proxy materials for the Annual Meeting. Accordingly, to be considered for inclusion in our 2016 proxy statement, we must receive a stockholder’s submission of a proposal on or before December 31, 2015.

Stockholders should mail all proposals to our Corporate Secretary at Sagent Pharmaceuticals, Inc., 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address, or on our Web site at http://investor.sagentpharma.com/governance.cfm.

April 29, 2015	Michael Logerfo President, Chief Legal Officer and Corporate Secretary

SAGENT PHARMACEUTICALS, INC. 1901 N. ROSELLE ROAD, SUITE 700 SCHAUMBURG, IL 60195

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M92886-P66515	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAGENT PHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors	☐	☐	☐

1.     To elect as Class I or Class III directors the nominees named in the Proxy Statement each to serve a one-year term and until their successors are duly elected and qualified, subject to earlier resignation, removal or death;

Class I Nominees:
01) Michael Fekete
02) Shlomo Yanai
Class III Nominee:
03) Robert Flanagan
Vote on Proposals
	The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain
	2. To ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;				☐	☐	☐
	3. An advisory vote to approve the compensation of the named executive officers; and				☐	☐	☐
4. To transact any other business properly presented at the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M92887-P66515

SAGENT PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

June 9, 2015 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Logerfo and Victoria Wohlfeil, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SAGENT PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM CDT on June 9, 2015, at the Stonegate Conference and Banquet Centre, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side